Exhibit 10.6

PATTERSON COMPANIES, INC.

Fiscal 2010

Incentive Plan

PLAN PURPOSE

The objective of Fiscal 2010 Patterson Companies, Inc. (PDCO) Incentive Compensation Plan (the “Plan”) is to encourage greater initiative, resourcefulness, teamwork, and efficiency on the part of its employees. The day-to-day performance and responsibilities of each individual have a direct impact on our internal and external customer satisfaction, sales and operational goals, which ultimately affects the profitability of the Company.

ELIGIBILITY

Participation

This Incentive Program is designed to include designated employees across the organization. Incentive opportunity for targeted groups of employees is specified in the Plan schedules attached to this document. Newly hired, transferred, or employees who become participants during the Plan year will be eligible on a prorated basis under the respective schedule.

Participation in the Plan is determined by the CEO with approval of the President of each respective subsidiary or operating unit and is based on level of responsibility and organizational impact of the participant.

Participants are eligible for participation in only one Patterson Companies, Inc. (or subsidiary thereof) incentive, bonus, or other variable pay program, unless so authorized by specific provisions included in this Plan and the respective Patterson Companies, Inc. variable pay Plan document(s).

Award Payments

To receive an award several criteria must be met:

Employment—To be eligible to receive an award, the individual must be employed by Patterson Companies, Inc., or a subsidiary thereof, on the date awards are made;

Job elimination—Participants whose positions are eliminated may, at the discretion of management, be eligible for prorated awards based on tenure in the qualifying position, overall performance level, actual results attained, and other criteria determined by management;

Job transfer—Participants who transfer into or out of eligible positions within the Company may be eligible for prorated awards based on tenure in the qualifying position, overall performance level, actual results attained, and management discretion;

Performance—Continued participation in the Plan is dependent upon the participant remaining an employee in good standing as defined by Patterson Companies, Inc. or its subsidiary. To qualify for an award, a participant must have a satisfactory performance rating and not be on a formal performance improvement plan. A participant on written warning or disciplinary status at any time during the Plan year may have his/her incentive award reduced or denied at management’s discretion;

Ethical and Legal Standards—Participants are required to be in compliance with, and abide by, Patterson Companies, Inc. Code of Ethics and comply with the letter and spirit of its provisions at all times.

No awards are considered earned until they are paid.

BASIS FOR AWARDS

The management of Patterson Companies, Inc. will approve participant objectives and evaluate performance of the business unit. Performance will be evaluated based on the specific goals and measures described in the attached plan schedules, the effective management of customer and employee relations, and compliance with Company expectations of good business practices and ethical conduct.

Patterson Companies, Inc. reserves the right to make changes to the Plan at any time, including but not limited to: withdraw or withhold from the Plan any transaction, product or service it might select; revise territories; establish specific account, customer, or portfolio representation; and assign or reassign specific accounts, customers, or portfolios within a participant’s location service area at any time during the fiscal year.

Goals, incentive targets, territory assignments, and any other factors affecting this Plan may be reviewed and changed at any time during the Plan year.

APPROVAL OF AWARD PAYMENTS

The President of each respective subsidiary or operating unit will review and approve all award recommendations prior to submission to payroll for payment. Management may adjust payments at its own discretion to reflect the impact of any event that distorts actual results achieved and effective management of customer and employee relations. All awards are paid at the discretion of management.

DISTRIBUTION OF AWARD PAYMENTS

Generally, awards are calculated following the end of the fiscal year and payments are scheduled within 75 days after the end of the fiscal year.

Award payments are made by the same means as the individual’s normal payroll. Applicable withholdings are deducted from all payments. Payments made under this Plan will be used in the calculation of benefits only as allowed under the applicable benefit plan. Awards are considered as earned by the participant on the date of actual distribution.

Generally, awards are determined and paid according to the provisions of this Plan document. Any exceptions require the approval of the President of each respective subsidiary or operating unit.

CHANGES IN EMPLOYMENT STATUS

In the event a participant dies, becomes disabled (as defined by Patterson’s Group Long Term Disability Plan provisions), retires, or is on a leave of absence (as defined by applicable Patterson policies), he/she may be eligible for an award based on management’s discretionary review of the participant’s actual performance and actual work done while at work. In the event of death, the award payment, if any, is issued in the name of the deceased and made payable to the estate.

ADOPTION AND ADMINISTRATION

The President and Chief Executive Officer of Patterson Companies, Inc., and the President of the subsidiary or operating unit, or the Vice President—Human Resources on their behalf, must approve the attached Plan schedules. The Plan schedules are effective for each fiscal year of the Company and are updated annually.

The President of each respective subsidiary or operating unit holds general authority and on-going responsibility for Plan administration. Any exceptions to the provisions in this Plan require approval of the President of Patterson Companies, Inc. and the President of the respective subsidiary or operating unit. The foregoing officers and the Executive Vice President of Patterson Companies, Inc., or the Vice President of Human Resources acting on their behalf, have the authority to interpret the terms of this Plan.

This Plan supersedes all prior Incentive Plans. No agreements or understandings will modify this Plan unless they are in writing and approved by the President and Chief Executive Officer of Patterson Companies, Inc. and the President of the respective subsidiary or operating unit. This Plan is reviewed annually to determine the appropriateness of future continuation.

NO CONTRACT

Participation in this Plan does not constitute a contract of employment and shall not affect the right of Patterson Companies, Inc. to discharge, transfer, or change the position of a participant. The employment of any person participating in the Plan may be terminated at any time and no promise or representation is made regarding continued employment because of participation in the Plan.

The Plan shall not be construed to limit or prevent Patterson Companies, Inc. from adopting or changing, from time to time, any rules, standards, or procedures affecting a participant’s employment with Patterson Companies, Inc. or any Patterson Companies, Inc. affiliate, including those which affect award payments, with or without notice to the participant.

ETHICAL AND LEGAL STANDARDS

A participant shall not pay, offer to pay, assign or give any part of his/her compensation or any other money to any agent, customer, or representative of the customer or any other person as an inducement or reward for assistance in making a sale. Moreover, no rights under this Plan shall be assignable or subject to any pledge or encumbrance of any nature.

If a participant fails to comply with the Patterson Companies, Inc. Code of Ethics or the provisions included in this Plan document or violates any other Company policy, his/her award may be adjusted, reduced, or denied at the discretion of Patterson Companies, Inc. management.

Approved

James W. Wiltz	R. Stephen Armstrong
President & Chief Executive Officer	Chief Financial Officer and
Executive Vice President

Date	Date

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